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                                                           EXHIBIT 10.3


                        AMERICAN DISPOSAL SERVICES, INC.
                              745 MCCLINTOCK DRIVE
                                    SUITE 305
                              BURR RIDGE, IL  60521




                                             As of May 31, 1996


Mr. Richard DeYoung
11434 Plattner Drive
Mokena, IL  60448

Dear Mr. DeYoung:

          American Disposal Services, Inc. a Delaware corporation (the "Corporation"), agrees to employ you and you agree to accept such employment under the following terms and conditions (the "Agreement"):

          1. TERM OF EMPLOYMENT. Except for earlier termination as provided in Section 7 below, your employment under this Agreement shall be for a term commencing on the date of the closing of the Corporation's initial public offering of shares of its Common Stock (the "Effective Date") and continuing until the third anniversary of the Effective Date (the "Term"). If the Effective Date has not occurred by the close of business on September 30, 1996, this Agreement shall thereupon terminate, and be of no further force or effect.

          2. COMPENSATION. You shall be compensated for all services rendered by you under this Agreement at the rate of $300,000 per annum (the "Salary"), payable in such manner as is consistent with the Corporation's payroll practices for executive employees.



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          3.   DUTIES.   During the term of your employment hereunder, you agree
to serve as the President of the Corporation subject to the control of the Board of Directors. Your principal office shall be located within 35 miles of Burr Ridge, Illinois. You shall be provided with such working facilities and support services as are suitable to your position and appropriate for the performance of your duties. You shall devote your full business time, energies and attention to the business and affairs of the Corporation and its subsidiaries.

          4. BENEFITS. You shall be entitled to such benefits as are generally provided by the Corporation to its senior executive employees including, without limitation, personal leave, sick leave and vacation leave to the extent such leaves are provided to all senior executive employees. You also shall have the benefit of any life and health insurance plans, pensions, stock option plans and other similar plans as the Corporation may have or may establish from time to time for its senior executive employees. The foregoing, however, shall not be construed to require the Corporation to establish any such plans or to prevent the Corporation from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement; PROVIDED, HOWEVER, that the Corporation shall, at all times during the Term, provide you with term life insurance with death benefits in an amount of at least $600,000 payable to a beneficiary designated by you. The Corporation will make available to you an


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automobile of a make and model consistent with past practice and shall pay all operating expenses associated with such automobile.

          5. EXPENSES. The Corporation will reimburse you for reasonable expenses, including travel expenses, incurred by you in connection with the business of the Corporation upon the presentation by you of appropriate substantiation for such expenses.

          6. CONFIDENTIALITY, NON-INTERFERENCE. In the course of your employment by the Corporation, you will have and have had access to confidential or proprietary data or information of the Corporation and its operations. You will not at any time divulge or communicate to any person nor shall you direct any Corporation employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Corporation or for the benefit of any other person, any of such data or information. The provisions of this section 6 shall survive your employment hereunder, whether by the normal expiration thereof or otherwise.
The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public or to senior executives of other companies in the waste services industry, including, without limitation, personnel information, financial information, customer lists, supplier lists, trade secrets, information regarding operations, systems, services,


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knowhow, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data. You further agree that you will not, for a period of one year after the termination of your employment hereunder, for your own account or for the account of any other person, interfere with the Corporation's relationship with any of its key employees. With respect to the covenants contained in this Section 6, you agree that any remedy at law for any breach of said covenants may be inadequate and that the Corporation shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award.

          7.   EARLIER TERMINATION.

               (a) Your employment hereunder shall terminate prior to the expiration of the Term on the following terms and conditions:

                    (i) This Agreement shall terminate automatically on the date of your death.

                    (ii) This Agreement shall be terminated at the option of the
                         Corporation if you are unable to perform your duties hereunder for 180 days (whether or not continuous) during any period of 365 consecutive days by reason of physical or mental



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                         disability.  The disability shall be deemed to have
                         occurred on the one hundred eightieth (180th) day of your absence or lack of adequate performance.

                  (iii) The Corporation shall have the right to terminate this Agreement at any time for "Just Cause" given by you. "Just Cause" shall mean your commission of a felony, a crime involving moral turpitude, embezzlement, misappropriation of property of the Corporation or a subsidiary, any other act involving dishonesty or fraud with respect to the Corporation or a subsidiary, a material breach of a directive which is not cured within a specified reasonable time after written notice of such breach, or repeated failure after written notice to follow the directives of the Board of Directors of the Corporation.

               (b) Upon termination of your employment pursuant to Section 7(a) above, or upon your voluntary termination of this Agreement, except as specifically provided in Section 7(c) below, the Corporation's obligations hereunder shall cease; PROVIDED, HOWEVER, that the Corporation's obligations to pay your Salary


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pursuant to Section 2 above and to reimburse you for expenses pursuant to
Section 5 above, in each case accrued prior to the date of termination, shall survive such termination.

               (c) You shall have the right to terminate this Agreement on five days' written notice given to the Corporation on the following terms and conditions:

                    (i) Within 60 days after the occurrence of a Change of Control (as hereinafter defined). In such event, the Corporation shall pay you, in a lump sum (and in lieu of any other payments under this Agreement), within ten days following the effective date of such termination, the sum of Six Hundred Thousand ($600,000.00) Dollars, less applicable tax withholding.

                    (ii) Within 60 days after the occurrence of events or
                         circumstances which constitute Good Reason (as hereinafter defined). In such event, the Corporation shall pay you, in twelve equal monthly installments beginning on the first business day of the month following the month in which the date of such termination occurred (and in lieu of any other payments under


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                         this Agreement), an amount equal to the greater of (x)
                         Seven Hundred Fifty Thousand ($750,000.00) Dollars or
                         (y) the remaining aggregate amount of Salary which would otherwise have been payable to you under this Agreement during the period from the date of termination through the last day of the Term less, in any case, applicable tax withholding.

               (d) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                    (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding Charterhouse Group International, Inc. or any affiliate thereof, the Corporation or any employee benefit plan sponsored or maintained by the Corporation (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in
Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of shares of the Corporation having at least a majority of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) the Corporation consummates any merger or other business combination, sale of all or substantially all of the Corporation's assets or combination of the foregoing transactions (a "Transaction"), other than (x) a


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Transaction involving only the Corporation and one or more of its subsidiaries, or (y) a Transaction immediately following which the shareholders of the Corporation immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity.

               (e) For purposes of this Agreement, events or circumstances which constitute "Good Reason" shall be deemed to have occurred if: (i) the Corporation employs an officer in a capacity that is senior to you (except that the Corporation shall be entitled to employ a Chairman of the Board in a capacity that is senior to you so long as such Chairman of the Board is not the Chief Executive Officer of the Corporation); or (ii) the Board of Directors of the Corporation materially diminishes your position, duties or responsibilities under this Agreement or assigns to you duties or responsibilities that are materially inconsistent with your position as President of the Corporation. The events or circumstances set forth in clauses (i) and (ii) of this Section 7(e) shall not constitute Good Reason to the extent they occur in connection with the termination of your employment pursuant to Section 7(a)(i), 7(a)(ii) or 7(a)(iii) above.

               (f) Notwithstanding anything herein to the contrary, you shall not be entitled to receive payment under more than one provision of Section 7(c) above.


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               (g)  In the event of the termination of this Agreement pursuant to Section 7(c) above, all unvested stock options then held by you (excluding options theretofore exercised or expired) shall immediately vest and become fully exercisable, notwithstanding any provisions of any applicable stock option agreement to the contrary.

          8. ARBITRATION. Either you or the Corporation may give written notice of a dispute arising under this Agreement. In the event the parties are unable to resolve any dispute arising under this Agreement within thirty (30) days of receipt of written notice, (the "Resolution Period"), then such dispute shall be resolved by a committee of three arbitrators (one appointed by you, one appointed by the Corporation and one appointed by the other two so appointed), which shall be appointed within 60 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days and shall be final and binding on all parties.

          9. ENTIRE AGREEMENT; MODIFICATION; CONSTRUCTION. This Agreement constitutes the full and complete understanding of the parties, and will, on the Effective Date, supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including any agreements you may have with the Corporation's subsidiaries. Each party to this Agreement acknowledges that no representations, inducements, promises or


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agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

          10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          11.  WAIVER OF BREACH.   The waiver by either party of a breach or any
provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

          12. NOTICES. All notices hereunder shall be in writing and shall be hand delivered or sent by prepaid express mail or other overnight prepaid courier or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence as listed in the Corporation's records, and if to the Corporation, to the address set forth at the head of this


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Agreement, Attention:  Chief Financial Officer, with copies to Proskauer Rose
Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, Attention:
Stephen W. Rubin, Esq.

          13. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assignable by you. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Corporation, its successors and assigns.

          14. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Illinois, without regard to the conflicts or choice of law provisions thereof.

          15. HEADINGS. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          17. REVIEW OF THIS AGREEMENT. You acknowledge that you have (a) carefully read this Agreement, (b) had an opportunity to


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consult with independent counsel with respect to this Agreement and (c) entered into this Agreement of your own free will.

          If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Corporation, whereupon this shall constitute the employment agreement between you and the Corporation effective on the Effective Date and for the Term stated herein.

                                   AMERICAN DISPOSAL SERVICES, INC.
                                   By: /s/ David C. Stoller
                                       _________________________
                                        Chairman


Agreed as of the date first
above written:

/s/ Richard DeYoung
_________________________
    Richard DeYoung


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